Exhibit 99.4

Consent of MTS Securities, LLC

July 2, 2021

Board of Directors

Strongbridge Biopharma plc

900 Northbrook Drive, Suite 200

Trevose, Pennsylvania 19053

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated May 23, 2021, to the Board of Directors of Strongbridge Biopharma plc (“Strongbridge”) as Annex F to, and reference to such opinion letter under the headings “Summary—Opinion of Strongbridge’s Financial Advisor,” “The Transaction—Background of the Transaction,” “The Transaction—Strongbridge Unaudited Prospective Financial Information” “The Transaction—Recommendation of the Independent Strongbridge Directors and Strongbridge’s Reasons for the Transaction—Opinion of Financial Advisor,” and “The Transaction—Opinion of Strongbridge’s Financial Advisor” in, the joint proxy statement / prospectus relating to the proposed merger involving Strongbridge, Xeris Pharmaceuticals, Inc., Xeris Biopharma Holdings, Inc. and Wells MergerSub, Inc., which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Xeris Biopharma Holdings, Inc. (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ MTS SECURITIES, LLC

MTS SECURITIES, LLC